Exhibit 99.3

Sitestar Corporation

Fellow Shareholders of Sitestar:

When I started buying shares of Sitestar in the summer of 2011, I never thought it would result in an activist campaign, a change of management, control of the board, or a completely reimagined business. What a crazy prospect! Despite these surprises over the past few years, telling me that Sitestar would be buying my business (even just a few months ago) would have been the greatest surprise of all.

For some additional history, I started investing in real estate when I was 19, moving from the foothills of Appalachia to attend school in Lexington, Kentucky. The goal was to buy a place that essentially paid for itself so that my parents didn’t have to pay my rent for an apartment. This investment took the form of a single duplex on Mt. Rushmore Way; I used almost all the stocks that I held as a down payment. Rent from one unit paid the mortgage, and a roommate in the other paid for the insurance, utilities, and property taxes. Somehow, I even managed to occasionally generate positive cash flow!

This duplex was the first investment in what eventually became my company, Mt Melrose.

Lexington drew me in with educational and economic opportunities, but it had so much more to offer. I am more optimistic for the future of Kentucky, and more specifically Central Kentucky, than ever before.

As the cultural and economic center of the state, Lexington, formerly referred to as the “Athens of the East,” is the driver of the second-largest county in the state by population. Lexington is home to two of the finest universities in the area: University of Kentucky and Transylvania University. There are various other universities within an hour’s drive that help feed the local economy: Centre, Eastern Kentucky University, Morehead, Kentucky Community & Technical College System, Asbury, Berea, Sullivan, and numerous others. Interestingly, Berea, being a school of only ~1,600 students and fewer than 175 staff members, is sitting on one of the largest endowments in the nation! At just over a billion dollars, their endowment is roughly equivalent to that of the ENTIRE University of Tennessee System!

Kentucky is a major hub of transportation, healthcare, and commerce. It is no accident that Lexington sits at the interchange of I-64 and I-75, as a centrally located city in the country. Louisville and Cincinnati are about an hour away and more than 1/3 of the country’s population, ~118mm, lives within 500 miles of the Bluegrass State. Since 1950, Lexington has more than tripled in size, growing from just 100,000 people, to more than 320,000. Since the Civil War era, Fayette County has experienced double-digit population growth in virtually every decade. People come to Lexington from rural parts of the state for many of their healthcare needs, just as I was lured by the educational and general economic opportunities.

Another interesting feature of Lexington is the greenbelt around the city that severely limits land development. There are programs to purchase development rights from farmers so that the land can never be used for anything other than agriculture. Only 12% of Fayette County residents want to see this system changed in order to fuel expansion out of the “Urban Service Boundary.”

Because of this boundary, various forms of agritourism are flourishing. Bourbon is a huge industry here, and we have lots of craft breweries to help you wash down your cocktails. We have horses and horse racing, giving people a chance to get gussied up and have a good time. The men’s and women’s basketball teams at the University of Kentucky are two of the best programs in the country (and despite being some of the most polite people in the world, Kentuckians are quick to let you know it!). Truly, central Kentucky is one of the most under appreciated tourist spots in the country.

Economically, these factors point to appreciating real estate prices and rental rates in the area. Lexington is already ranked as one of the most affordable cities in which to live, so hopefully there will be even more room to run as the city attracts higher paying jobs, growing industries, and the like.

When looking at the economic landscape in Kentucky, this transaction and capital infusion will not only help Mt Melrose grow, but also help Sitestar build a larger network of relationships. This transaction will also help spread expenses across a wider asset base. As a result, Sitestar can allocate more capital to increasingly high ROE and asset-light operations such as asset management. Somewhat ironically, this ability is made possible by Mt Melrose investing in asset-heavy purchases that otherwise have thin margins if leverage is not utilized. Mt Melrose will also benefit from having Sitestar as a funding partner with a bevy of talent on whom to call.

Mt Melrose will invest in things where we won’t know what our payback will be or when it will come. While this transaction is a play on real estate in Central Kentucky, there are no geographic or industry restrictions. We are always looking for opportunities that are complementary to our real estate operations. But we also have the freedom to look beyond that. Often, our investments will require significant re-investment to make them profitable. We will continue to purchase properties in what have historically been under appreciated areas of the city. This is a long-term play, and financial results will reflect that. Please have patience, as it is our desire to build a scalable business for years to come. That being said, there could very well be a lot of goose eggs. We love investing in events that are low risk/high reward, where there is a great degree of publicly perceived uncertainty.

When Steve Kiel, Jeremy Gold, and I took control of Sitestar, we all agreed that when reshaping the company, it would be critically important to make the right changes at the right times. This thinking extends to my (now “our”) company—Mt Melrose. Just as at Sitestar, at Mt Melrose, incentives matter. All of our employees and contractors are in some way paid based on their performance. If they don’t perform, then they won’t WANT to work. If they do, then they will be rewarded. We operate as a meritocracy. We value employees who are problem solvers and autodidacts. We also value overcapacity in everything that we do. While we often fail at having this overcapacity, it is “The Goal” and something that we are willing to pay to have.

This transaction also embodies the Sitestar's bottom-up culture and the highly decentralized nature of the holding company that it has become. Because it is a reasonable conclusion to come to, everyone at Sitestar believes in letting people who are good at their jobs, do their jobs, and getting the hell out of the way. Management and the board make it a habit to reinforce this thinking every time we talk. This is a system of management that is easy to talk about, but extremely difficult to put into practice. After having been alongside these guys for several years, I can attest to the fact that we are winning the psychological and emotional battle against “interfering contrary to all reason.”

I bring this up to say that, coming from a person who values his autonomy as much as the air he breathes, if you are a person who is looking to sell your business or partner with a public entity while still remaining at its helm, then you should consider partnering with Sitestar.

While Mt Melrose will be a significant part of Sitestar once the transaction closes, I expect for it to become less important to the whole picture as time goes on because of the incredible team that Steve has and continues to assemble. I am quite lucky to join our operational partners—Dave, Mike, Nathan, Keith, and Tabitha—and to be supported by the corporate staff—Steve, Alea, Rodney, Mike, and Elisa. I am also proud to be a stockholder and board member.

To the future,

Jeff Moore

Chairman

December 11, 2017